Exhibit 99.1

Rosetta Resources Inc. Announces 2014 Second Quarter Financial and Operational Results

 ·  Successfully completed six Delaware Basin horizontal wells, including one well with a gross seven-day rate of 1,966 Boe/d, the Company’s highest to date

 ·  Reduced Eagle Ford total well cost guidance by nearly 10 percent after implementing a new stimulation design

 ·  Increased total daily equivalent production to 61.5 MBoe/d, up 26 percent versus 2013 and 13 percent quarter-over-quarter

 ·  Increased total daily oil production to 19.0 MBbls/d, up 56 percent versus 2013 and 18 percent quarter-over-quarter

 ·  Achieved 14 percent quarter-over-quarter growth in Permian daily oil production

 ·  Updated 2014 capital, volume and expense guidance

HOUSTON, August 4, 2014 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today reported second quarter 2014 net income of $14.4 million, or $0.23 per diluted share, versus net income of $75.4 million, or $1.27 per diluted share, for the same period in 2013.  Adjusted net income (non-GAAP) for the quarter was $50.5 million, or $0.82 per diluted share, versus adjusted net income of $52.3 million, or $0.88 per diluted share in 2013.  A summary of the adjustments made to calculate adjusted net income is included in the attached “Non-GAAP Reconciliation Disclosure” table.

“Rosetta has accelerated the momentum of our Delaware Basin horizontal delineation program.  We made significant gains in our technical understanding of the Reeves County core area and are seeing our best well results to date.  We are very pleased with our progress in the Delaware Basin,” said Jim Craddock, Rosetta's Chairman, CEO and President.  “As a result of the success we are achieving in our Eagle Ford and Permian programs we are increasing our 2014 production target.  Our momentum has been strong so far this year and we are increasing our 2014 capital guidance to maintain that momentum into next year.”

2014 Second Quarter Results

Production for the quarter averaged a record 61.5 thousand barrels of oil equivalent per day (“MBoe/d”), an increase of 26 percent from the same period in 2013 and 13 percent from the prior quarter. The increases were due to production growth from continued development of the Company’s Eagle Ford and Permian Basin assets. All-time highs were also achieved in both oil and natural gas liquids (“NGLs”) volumes.  Oil production in the second quarter averaged 19.0 thousand barrels per day (“MBbls/d”), an increase of 56 percent from 2013.  Natural gas liquids daily production increased by 16 percent to 21.2 MBbls/d compared to the prior year second quarter. Rosetta exited the quarter producing an average of 62.7 MBoe/d in June and current production indicates a continued growth trend.

Revenues for the second quarter of 2014 were $220.9 million compared to $236.5 million for the same period in 2013.  Second quarter revenues excluding unrealized derivatives were $264.6 million in 2014 and $193.8 million in 2013.  A summary of the Company’s quarterly production results and average sales prices by commodity is included in the attached “Summary of Operating Data” table.

Direct lease operating expense for the second quarter was $2.64 per barrel of oil equivalent (“BOE”), an increase of six percent versus the prior year and a decrease of 18 percent versus the first quarter, on a per-unit basis.  The sequential quarter decrease was primarily due to lower repairs and maintenance on the Permian Basin assets.  Workover expense increased to $1.78 per BOE in the second quarter from $0.71 per BOE in the first quarter, primarily a result of non-recurring workover activity.  Treating and transportation decreased by 20 percent versus the prior year quarter, to $3.33 per BOE, primarily as a result of lower-cost Eagle Ford transportation and processing.  Total cash production costs, including total lease operating expense (“LOE”), treating and transportation and taxes other than income, totaled $10.00 per BOE, a decrease of three percent on a per-unit basis compared to the prior quarter.  A summary of the Rosetta’s second quarter and year-to-date operating costs on a per-unit basis is included in the attached “Summary of Operating Data” table.

Operational Update

In the second quarter of 2014, Rosetta made capital investments of approximately $392 million, excluding acquisitions.  The Company drilled a total of 34 gross operated wells, completed 37 gross wells and 44 were placed on production. The second quarter capital spend included approximately $57.5 million for central facilities projects to support 2014 activity and 2015 planned development.

SOUTH TEXAS – EAGLE FORD

Daily production from the Eagle Ford was 56.9 MBoe/d in the second quarter, an increase of 21 percent from the prior year and 14 percent versus the prior quarter.  Rosetta operated four rigs in the Eagle Ford area during the second quarter.  Capital spending included $217.5 million for drilling and completion activity in the Eagle Ford shale.  During the quarter, 21 wells were drilled, 28 wells completed and 31 were brought online.  At the end of the quarter, 50 drilled wells were awaiting completion, down from 57 in the prior quarter.

Since beginning operations in the Eagle Ford area, Rosetta has completed 272 gross horizontal wells through June 30, 2014. During the third quarter of 2014, the Company expects to complete 20 to 25 Eagle Ford wells and operate four rigs in the play, including two rigs in the Gates Ranch area.

Rosetta has revised the completion design in certain Eagle Ford activity areas resulting in total well cost savings of approximately $500,000 per well.  The updated well cost guidance for Gates Ranch, Briscoe Ranch, L&E, Vivion, and Tom Hanks is $5.5 – $6.0 million, down from $6.0 – $6.5 million.  The revised well costs reflect a change in proppant type from ceramic, previously used to maximize conductivity of the reservoir, to now pumping sand proppant, in increased quantities, to maximize the stimulated rock volume while maintaining an optimum amount of conductivity.  This significant completion design change was a result of the Company’s 12 test case wells at Gates Ranch where sand was pumped and well performance compared over a three to four-year period against the performance of wells completed with ceramic proppant.

Rosetta continues to test the potential of the Upper Eagle Ford in areas where the overall reservoir is thickest.  After six months of production on the previously reported Upper Eagle Ford pilot on the L&E lease, the upper well continues to produce at similar rates as its lower Eagle Ford counterparts.  On the latest and largest pilot to date, an 11-well pilot on the easternmost side of the Gates Ranch, the Upper Eagle Ford pilot wells that intentionally targeted a landing interval lower in the upper section are performing comparable to their lower Eagle Ford counterparts after an initial three months of production. The Company plans to continue testing the potential of the Upper Eagle Ford at L&E, Gates Ranch, and Briscoe Ranch.

PERMIAN BASIN

Rosetta’s production from the Permian averaged approximately 4.5 MBoe/d in the second quarter, an increase of five percent from the prior quarter.  The Company operated five rigs in the Delaware Basin area during the second quarter.  Capital spending included $91.6 million for drilling and completion work in Reeves County.  During the quarter, 13 gross operated wells were successfully drilled including eight horizontal and five vertical wells. A total of nine gross operated wells were completed, five of which were horizontal wells.

Since the last Reeves County operational update, Rosetta successfully completed six operated horizontal wells, as detailed in the table below:

			# Frac	Gross
	Rosetta	Bench	Stages	7-Day IP
Well Name	WI, %	/Lateral	/Fluid	Boe/d	Oil %
---------------------------------------	--------------	------------------	-----------------	--------------------	-----------
*Johnny Ringo 9 #2H	66	3rd BS/ 3900’	13/SlW	1,251	75
Calamity Jane 22 #1H	80	WC A / 4000’	15/SlW	1,966	69
Black Jack 16 #1H	100	WC A / 4000’	15/SlW	1,395	76
Black Jack 16 #2H	100	WC A / 4200’	16/SlW	1,338	76
Black Jack 16 #3H	100	WC A / 3900’	15/SlW	1,154	80
*Roy Bean 42 #1H	97	WC C / 4600’	16/Gel	361	71
*New Ventures well			(SlW=Slick Water, Gel=Linear Gel)

The Company also participated in one Wolfcamp horizontal well completed by another operator in Reeves County.

During the third quarter of 2014, the Company plans to operate five rigs in the play, including four rigs dedicated to horizontal drilling. The Company expects to complete six to eight operated gross horizontal wells, including a 3rd Bone Spring test and an upper Wolfcamp horizontal well with a 7,500-foot lateral length.

Financing and Derivatives Update

As of June 30, 2014, the Company’s borrowing base totaled $950 million with a committed amount of $800 million under its Senior Revolving Credit Facility (“Credit Facility”). As previously reported, on May 5, 2014 Rosetta redeemed its 9.500% Senior Notes with borrowings under the Credit Facility for a total payment of $210.6 million, which included the principal amount, a call premium and accrued and unpaid interest. On May 29, 2014, Rosetta completed a public offering of $500.0 million in aggregate principal amount of 5.875% Senior Notes due 2024.  As of June 30, 2014, the Company had no amounts outstanding under the Credit Facility.

The attached “Derivatives Summary” table details the Company’s overall commodity derivatives position as of July 31, 2014.

2014 Outlook

Based on the favorable results achieved in the Company’s core areas, Rosetta is increasing the full year 2014 production guidance range to 63 – 66 MBoe/d, from 60 – 65 MBoe/d.  The new target range midpoint represents approximately 30 percent year-over-year production growth.  The average oil ratio is expected to be approximately 30 percent in 2014 with total liquids estimated at 63 percent.

Rosetta’s 2014 capital guidance is revised upward from $1.1 billion to $1.2 billion, excluding acquisition capital.  The 2014 capital program is based on a four to five-rig Eagle Ford program in South Texas and a Delaware Basin program averaging five to six rigs during the year. 2014 capital also includes approximately $130 million for central facilities projects to support the Company’s planned 2014 and 2015 well programs.  Approximately $790 million will be spent for development activities primarily located in the liquids-rich window of the Eagle Ford shale in South Texas.  Approximately $320 million will be allocated to operated and non-operated development activity in the oil-rich Delaware Basin. The remaining $90 million includes allocations for new ventures activity, capitalized interest and other corporate capital.

Rosetta is also updating per-unit expense guidance ranges.  Decreases in direct LOE, treating and transportation, and G&A expense were offset by increases in DD&A, interest expense and workovers.  Compared to prior guidance, the Company expects the total cash costs guidance range midpoint to remain the same, on a per-unit basis. A summary of the Company's cost per-unit expense guidance ranges for full year 2014 is outlined in the attached "Summary of Guidance" table.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore unconventional resource plays in the United States of America.  The Company owns positions in the Eagle Ford area in South Texas and in the Permian Basin in West Texas.  Rosetta is based in Houston, Texas.

[ROSE-F]

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, including the acceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak oil, natural gas, and NGL prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and forecasts will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil, liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; cyber-attacks; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas, including the Permian; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain and hire skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions; industry trends; and other factors detailed in the Company's most recent Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but are not yet classified as “proved reserves” under SEC definitions. We use the term "net risked resources" to describe the Company's internal estimates of volumes of natural gas and oil that are not classified as proved developed reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Estimates of net risked resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of not being realized by the Company.  Estimates of net risked resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Investor Contact:

Antoinette D. (Toni) Green
Vice President, Investor Relations & Planning
Rosetta Resources Inc.
info@rosettaresources.com

Rosetta Resouces Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,194	$193,784
Accounts receivable	137,518	122,677
Derivative instruments	-	4,307
Prepaid expenses	7,186	9,860
Deferred income taxes	25,016	27,976
Other current assets	4,604	1,284
Total current assets	202,518	359,888

Oil and natural gas properties using the full cost method of accounting:
Proved properties	4,937,235	3,951,397
Unproved/unevaluated properties, not subject to amortization	511,762	755,438
Gathering systems and compressor stations	262,424	168,730
Other fixed assets	28,316	26,362
	5,739,737	4,901,927
Accumulated depreciation, depletion and amortization, including impairment	(2,185,100)	(2,020,879)
Total property and equipment, net	3,554,637	2,881,048
Other assets:
Debt issuance costs	29,050	25,602
Derivative instruments	-	5,458
Other long-term assets	326	4,622
Total other assets	29,376	35,682
Total assets	$3,786,531	$3,276,618

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$252,674	$190,950
Royalties and other payables	94,166	78,264
Derivative instruments	33,742	4,913
Total current liabilities	380,582	274,127
Long-term liabilities:
Derivative instruments	21,368	433
Long-term debt	1,800,000	1,500,000
Deferred income taxes	159,968	136,407
Other long-term liabilities	21,015	17,317
Total liabilities	2,382,933	1,928,284

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2014 or 2013	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 62,260,461 shares and 62,032,162 shares at June 30, 2014 and December 31, 2013, respectively	62	61
Additional paid-in capital	1,190,788	1,182,672
Treasury stock, at cost; 781,843 shares and 724,755 shares at June 30, 2014 and December 31, 2013, respectively	(27,138)	(24,592)
Accumulated other comprehensive loss	(102)	(108)
Retained earnings	239,988	190,301
Total stockholders' equity	1,403,598	1,348,334
Total liabilities and stockholders' equity	$3,786,531	$3,276,618

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Oil sales	$162,703	$102,895	$294,380	$212,947
NGL sales	55,442	46,918	110,737	93,379
Natural gas sales	52,140	40,657	103,519	74,233
Derivative instruments	(49,395)	46,050	(73,180)	34,081
Total revenues	220,890	236,520	435,456	414,640
Operating costs and expenses:
Lease operating expense	25,064	11,217	44,585	20,128
Treating and transportation	18,618	18,520	39,295	33,607
Taxes, other than income	12,259	8,735	22,465	16,390
Depreciation, depletion and amortization	90,640	47,837	165,415	92,467
General and administrative costs	21,667	18,508	41,205	34,040
Total operating costs and expenses	168,248	104,817	312,965	196,632
Operating income	52,642	131,703	122,491	218,008

Other expense (income):
Interest expense, net of interest capitalized	17,327	13,033	32,617	19,102
Interest income	(1)	-	(13)	-
Other expense	12,496	471	12,647	441
Total other expense	29,822	13,504	45,251	19,543

Income before provision for income taxes	22,820	118,199	77,240	198,465
Income tax expense	8,376	42,847	27,553	69,633
Net income	$14,444	$75,352	$49,687	$128,832

Earnings per share:
Basic	$0.24	$1.28	$0.81	$2.31
Diluted	$0.23	$1.27	$0.81	$2.29

Weighted average shares outstanding:
Basic	61,452	58,990	61,416	55,879
Diluted	61,617	59,201	61,599	56,165

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$49,687	$128,832
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	165,415	92,467
Deferred income taxes	26,521	67,890
Amortization of deferred loan fees recorded as interest expense	1,900	6,827
Loss on debt extinguishment	3,101	-
Stock-based compensation expense	7,393	4,893
Loss (gain) due to change in fair value of derivative instruments	59,529	(28,790)
Change in operating assets and liabilities:
Accounts receivable	(14,840)	(12,330)
Prepaid expenses	2,578	668
Other current assets	(3,320)	63
Long-term assets	46	-
Accounts payable and accrued liabilities	(15,041)	8,412
Royalties and other payables	15,901	12,140
Other long-term liabilities	810	3,164
Excess tax benefit from share-based awards	-	(2,697)
Net cash provided by operating activities	299,680	281,539
Cash flows from investing activities:
Acquisitions of oil and gas assets	(79,020)	(940,982)
Additions to oil and gas assets	(675,835)	(345,606)
Disposals of oil and gas assets	8	(1,724)
Net cash used in investing activities	(754,847)	(1,288,312)
Cash flows from financing activities:
Borrowings on Credit Facility	550,000	420,000
Payments on Credit Facility	(550,000)	(440,000)
Issuance of Senior Notes	500,000	700,000
Retirement of Senior Notes	(200,000)	-
Proceeds from issuance of common stock	-	329,152
Deferred loan fees	(8,354)	(18,004)
Proceeds from stock options exercised	376	2,674
Purchases of treasury stock	(2,546)	(6,723)
Excess tax benefit from share-based awards	101	2,697
Net cash provided by financing activities	289,577	989,796

Net decrease in cash	(165,590)	(16,977)
Cash and cash equivalents, beginning of period	193,784	36,786
Cash and cash equivalents, end of period	$28,194	$19,809

Supplemental disclosures:
Capital expenditures included in Accounts payable and accrued liabilities	$195,400	$94,001

Rosetta Resources Inc.
Summary of Operating Data
(In thousands, except percentages and per unit amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change Increase/ (Decrease)	2014	2013	% Change Increase/ (Decrease)
	(In thousands, except percentages and per unit amounts)			(In thousands, except percentages and per unit amounts)

Daily production by area (MBoe/d):
Eagle Ford	56.9	47.0	21%	53.4	46.9	14%
Permian	4.5	1.6	181%	4.4	0.8	450%
Other	0.1	0.2	(50%)	0.1	0.2	(50%)
Total (MBoe/d)	61.5	48.8	26%	57.9	47.9	21%

Daily production:
Oil (MBbls/d)	19.0	12.2	56%	17.6	12.3	43%
NGLs (MBbls/d)	21.2	18.2	16%	19.9	17.4	14%
Natural Gas (MMcf/d)	127.3	110.8	15%	122.5	109.5	12%
Total (MBoe/d)	61.5	48.8	26%	57.9	47.9	21%

Average sales prices:
Oil, excluding derivatives ($/Bbl)	$93.99	$92.78	1%	$92.46	$95.66	(3%)
Oil, including realized derivatives ($/Bbl)	90.88	91.75	(1%)	89.84	94.20	(5%)
NGL, excluding derivatives ($/Bbl)	28.71	28.35	1%	30.75	29.70	4%
NGL, including realized derivatives ($/Bbl)	29.20	31.12	(6%)	30.21	31.97	(6%)
Natural gas, excluding derivatives ($/Mcf)	4.50	4.03	12%	4.67	3.75	25%
Natural gas, including realized derivatives ($/Mcf)	4.39	4.02	9%	4.52	3.82	18%
Total (excluding realized derivatives) ($/Boe)	$48.33	$42.86	13%	$48.54	$43.87	11%
Total (including realized derivatives) ($/Boe)	$47.30	$43.60	8%	$47.24	$44.48	6%

Average costs (per Boe):
Direct LOE	$2.64	$2.49	6%	$2.92	$2.24	30%
Workovers	1.78	-	100%	1.28	0.04	3100%
Insurance	0.06	0.03	100%	0.05	0.04	25%
Treating and transportation	3.33	4.17	(20%)	3.75	3.87	(3%)
Taxes, other than income	2.19	1.97	11%	2.14	1.89	13%
DD&A	16.21	10.76	51%	15.79	10.66	48%
G&A, excluding stock-based compensation	3.15	3.66	(14%)	3.23	3.36	(4%)
Interest expense	3.10	2.93	6%	3.11	2.20	41%

Rosetta Resources Inc.
Derivatives Summary
Status as of July 31, 2014

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor/Fixed Prices	Ceiling Prices
Product	Period	Instrument	Bbl	per Bbl	per Bbl
Crude oil	2014	Costless Collar	3,000	83.33	109.63

Crude oil	2014	Swap	6,000	93.13
Crude oil	2015	Swap	11,000	89.51
Crude oil	2016	Swap	6,000	90.28

			Notional Daily
	Settlement	Derivative	Volume	Fixed Prices
Product	Period	Instrument	Bbl	per Bbl
NGLs	2014	Swap	10,000	37.10	(Includes Ethane)
NGLs	2015	Swap	5,000	31.87	(Includes Ethane)

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor/Fixed Prices	Ceiling Prices
Product	Period	Instrument	MMBtu	per MMBtu	per MMBtu
Natural gas	2014	Costless Collar	50,000	3.60	4.94
Natural gas	2015	Costless Collar	50,000	3.60	5.04
Natural gas	2016	Costless Collar	40,000	3.50	5.58

Natural gas	2014	Swap	30,000	4.07
Natural gas	2015	Swap	40,000	4.18
Natural gas	2016	Swap	30,000	4.04

Rosetta Resources Inc.
Non-GAAP Reconciliation Disclosure
(In thousands, except per share amounts)

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the three months and six months ended June 30, 2014 and June 30, 2013.  Adjusted net income eliminates the unrealized derivative activity from our results for both periods, the loss on debt extinguishment for the periods ended June 30, 2014, and the transaction and financing costs associated with the Company’s Permian Acquisition for the periods ended June 30, 2013, along with the related tax effects for all periods.  The Company uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace net income (GAAP) but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2013	2013
Net income (GAAP)	$14,444	$75,352	$49,687	$128,832
Unrealized derivative loss (gain)	43,681	(42,761)	59,529	(28,790)
Permian Acquisition - transaction and financing costs	-	6,738	-	7,566
Loss on debt extinguishment	12,629	-	12,629	-
Tax benefit (expense)	(20,294)	12,979	(26,006)	7,647
Adjusted net income (Non-GAAP)	$50,460	$52,308	$95,839	$115,255

Net income per share (GAAP)
Basic	$0.24	$1.28	$0.81	$2.31
Diluted	0.23	1.27	0.81	2.29

Adjusted net income per share (Non-GAAP)
Basic	$0.82	$0.89	$1.56	$2.06
Diluted	0.82	0.88	1.56	2.05

Rosetta Resources Inc.
Summary of Guidance

	2014 Full Year

MBoe/d
2014 Average Daily Production	63	-	66

$/BOE
Direct Lease Operating Expense	$2.75	-	$2.90
Workover Expenses	0.80	-	0.85
Insurance	0.05	-	0.05
Treating and Transportation	3.80	-	4.10
Taxes, other than income	2.05	-	2.20
DD&A	16.80	-	17.65
G&A, excluding Stock-Based Compensation	3.35	-	3.55
Interest Expense	3.05	-	3.20